Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SOLAR ENERGY INITIATIVES, INC.

(Exact name of registrant as specified in its charter)

Delaware	20-5241121
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

Solar Energy Solutions, Inc.

2012 Employee and Consultant Stock Compensation Plan

(Full title of the plan)

David Fann, Chief Executive Officer

2500 Regency Parkway

Cary, North Carolina 27518

(Name and address of agent for service)

(904) 644-6090

(Telephone number, including area code, of agent for service)

Copies to:

Nathan D. Simmons, Esq.

Simmons Legal Services, LLC

2710 South Algonquian Street, Suite 107

Aurora, Colorado 80016

(303) 818-1573

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ]	Smaller reporting company [X]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.001 par value	2,000,000 Shares(1)	$.048	$96,000	$11

(1)  Pursuant to Rule 416(a), this registration statement shall be deemed to cover an indeterminate number of additional shares that may become issuable as a result of stock splits, stock dividends or similar transactions pursuant to the anti-dilution provisions of the plans.

(2) Pursuant to Rule 457(c) and (h) of the Securities Act of 1933, as amended, the registration fee is calculated on the basis of the average of the high and low prices for the Common Stock as reported on the OTCQB at the close of trading on April 6, 2012 of $.048

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.   Plan Information

Effective April 9, 2012,Solar Energy Initiatives, Inc. (the “Company”) adopted its 2012 Employee and Consultant Stock Compensation Plan (the “Plan”).  The number of shares of common stock of the Company that are available for issuance under the Plan are 2,000,000 shares of the Company’s Common Stock, $0.001 par value. This Registration Statement on Form S-8 is filed with the Securities and Exchange Commission (the “Commission”) for the purposes of registering the 2,000,000 shares of the Company’s Common Stock issuable under the Plan.

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).  Such documents are not being filed with the Commission, but constitute, along with the documents incorporated by reference into this Registration Statement, a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.   Registrant Information and Employee Plan Annual Information

The Company will furnish without charge to each person to whom the prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference in Item 3 of Part II of this Registration Statement and incorporated by reference in the Section 10(a) prospectus, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated).  Written request should be made to Investor Relations at Solar Energy Solutions, Inc., at  2500 Regency Parkway, Cary, North Carolina 27518.

PART II.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference

The following documents filed by the Company with the Commission under the Securities Exchange Act of 1934, as amended (“Exchange Act”) are hereby incorporated by reference in this Registration Statement:

1.	The Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2011, filed on November 15, 2011, and as amended and filed on February 10, 2012.

2.	The Company’s Quarterly Reports, as of the quarter ended October 31, 2011, as filed on December 15, 2011 (including an amended filing), and as amended and filed on January 3, 2012, and for the quarter ended January 31, 2012, filed on March 30, 2012.

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3.	The Company’s Current Reports on Form 8-K, filed on August 9, 2011 (as amended on December 9, 2012), on October 3 and 20, 2011, and on February 14, 2012.

3.	The description of the Company’s stock as set forth in its Registration Statement on Form SB-2, filed on February 19, 2007, as amended pursuant to a Forms 8-K, disclosing amendments to the Company’s Articles of Incorporation, filed on August 1 and September 24, 2008, December 23, 2011 and March 8, 2012.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.

Item 4.   Description of Securities.

No applicable

Item 5.   Interests of Named Experts and Counsel.

Not applicable.

Item 6.   Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes us to indemnify any director or officer under prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorneys' fees actually and reasonably incurred in connection with any action, suit or proceedings, whether civil, criminal, administrative or investigative, to which such person is a party by reason of being one of our directors or officers if it is determined that the person acted in accordance with the applicable standard of conduct set forth in such statutory provisions.

Our Bylaws, as provided under Delaware law, state, in part, that the Company shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding") by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person. The Company shall be required to indemnify a person in connection with a proceeding initiated by such person only if the proceeding was authorized by the board of directors of the Company.

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These provisions in our Bylaws also state, in part, that the Company shall pay the expenses incurred in defending any proceeding in advance of its final disposition, provided, however, that the payment of expenses incurred by a director or officer in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by or on behalf of such director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified under these provisions of the Bylaws or otherwise.

Our Articles of Incorporation also provide that, to the fullest extent permitted by Section 102(b)(7) of the General Corporation Law of the State of Delaware, as amended from time to time, or in analogous provisions of successor law, there shall be no liability on any part of any director of the Company to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Registrant pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable.

Item 7.   Exemption from Registration Claimed.

Not Applicable.

Item 8.   Exhibits.

4.1	Solar Energy Initiatives, Inc. 2012 Employee and Consultant Stock Compensation Plan
5.1	Opinion of Simmons Legal Services, LLC
23.1	Consent of L.L. Bradford & Company, LLC, independent auditors.
23.2	Consent of Simmons Legal Services, LLC (included in Exhibit 5.1).
24.1	Power of Attorney (included on the signature page to this registration statement)

Item 9.   Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”).

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

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(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cary, North Carolina, on this 9thday of April 2012.

SOLAR ENERGY INITIATIVES, INC.

By:	/s/ David Fann
David Fann
Chief Executive Officer

POWER OF ATTORNEY

The undersigned directors and officer of Solar Energy Initiatives, Inc., hereby constitute and appoint David Fann, with full power to act with full power of substitution and re-substitution, our true and lawful attorney-in-fact with full power to execute in our name and behalf in the capacities indicated below any and all amendments (including post-effective amendments and amendments thereto) to this registration statement under the Securities Act of 1933 and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and hereby ratify and confirm each and every act and thing that such attorney-in-fact, or any duly authorized substitute of such person, shall lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David Fann	Chief Executive Officer and	April 9, 2012
David Fann	Director (Principal Executive Officer)

/s/ Pierre Besuchet	Director	April 9, 2012
Pierre Besuchet

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EXHIBIT INDEX

4.1	Solar Energy Initiatives, Inc. 2012 Employee and Consultant Stock Compensation Plan
5.1	Opinion of Simmons Legal Services, LLC
23.1	Consent of L.L. Bradford & Company, LLC, Independent Auditor
23.2	Consent of Simmons Legal Services, LLC (included in Exhibit 5.1).
24.1	Power of Attorney (included on the signature page to this registration statement)

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